NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-14370

PROSPECTUS SUPPLEMENT NO. 14
(To Prospectus dated April 10, 2012)

This is a prospectus supplement to our prospectus dated April 10, 2012 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 5,904,897 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options.  On March 5, 2013, we filed with the Securities and Exchange Commission a Current Report on Form 8-K.  The text of the Current Report on Form 8-K is attached to and a part of this supplement.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 6-16 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is March 5, 2013.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   February 28, 2013

Network-1 Security Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15288	11-3027591

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

445 Park Avenue, Suite 1020, New York, New York 10022

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 829-5770

NA

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⁭ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⁭ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⁭ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⁭ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 28, 2013, Network-1 Security Solutions, Inc. (the “Company”) entered into a Patent Purchase Agreement with Dr. Ingemar J. Cox pursuant to which the Company required four issued United States patents (U.S. Patent No. 7,058,223, No. 8,010,988, No. 8,020,187 and No. 8,205,237) relating to enabling technology for identifying media content, such as music and videos, and taking further action to be performed based on such identification including, among others, the insertion of advertising and the facilitation of the purchase of goods and services relating to the uploaded content.

Item 9.01	Financial Statements and Exhibits

Exhibit Number	Description

10.1	Patent Purchase Agreement, dated February 28, 2013, between the Company and Dr. Ingemar J. Cox.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETWORK-1 SECURITY SOLUTIONS, INC.

Dated: March 5, 2013	By:	/s/ Corey M. Horowitz
Name: Corey M. Horowitz
Title: Chairman & Chief Executive Officer

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EXHIBIT 10.1

PATENT PURCHASE AGREEMENT

PATENT PURCHASE AGREEMENT made as of this 28th day of February 2013 (the “Effective Date”), by and between Dr. Ingemar J. Cox ("Cox"), resident of the UK residing at  7 The Gallery, 38 Ludgate Hill, London, EC4M 7DE, England, and Network-1 Security Solutions, Inc. (“Network-1”), a Delaware corporation with offices at 445 Park Avenue, Suite 1020, New York, New York 10022.

WITNESSETH

WHEREAS, Cox desires to sell, and Network-1 desires to purchase, the Patents (as herein defined) on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the respective promises, covenants, representations and warranties herein contained, the sufficiency of which is hereby acknowledged, it is agreed:

SECTION 1

DEFINITIONS

1.1  Definitions.  The following words and expressions shall have the meanings set out below:

“Action or Proceeding” means any action, suit, proceeding or arbitration by any Person, or any investigation or audit by any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”), as used in the definition of Affiliate, means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this document and the attached exhibits.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in the State of New York are authorized or required to be closed for the conduct of regular banking business.

“Cash Purchase Price” has the meaning set forth in Section 2.2.

“Claim Notice” has the meaning set forth in Section 8.2(a).

“Closing” or “Closing Date” means the closing of the sale of the Patents as contemplated in this Agreement on the Effective Date.

“Confidential Information” means the terms of this Agreement, any written or oral trade secrets or other proprietary, confidential or non-public information of a party, its Affiliates, its and their respective clients or third parties to whom such party or its Affiliates owe a duty of confidentiality, including patent strategies, licensing strategies and all non-public information regarding such party’s or its Affiliates’ business that in each case such party has marked as “confidential” before disclosing it to the other party; provided, however, that any oral information described above that is disclosed must be identified as confidential at the time of disclosure and reduced to writing within thirty (30) days of its disclosure to the other party and such writing must be marked “confidential.”

“Conveyance Documents” means the documents attached hereto as Exhibit 1.

“Discloser” has the meaning set forth in Section 7.1.

“Encumbrances” has the meaning set forth in Section 2.1.

“Knowledge” when used in this Agreement, means actual knowledge after due inquiry of a particular fact or other matter if a party is actually aware of such fact or other matter as of the date of this Agreement.

“Law” means any law, statute, rule, regulation, ordinance and other pronouncement having the effect of law of the United States of America, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority.

“Legal Authority” has the meaning set forth in Section 7.2.

“Loss” or “Losses” has the meaning set forth in Section 8.1.

“Net Proceeds” has the meaning set forth in Section 2.2.

“Patent Documentation” means, except for documents protected by attorney-client privilege or attorney work product, all the Patent prosecution files, docket information on actions due within the thirty (30) day period following the Effective Date, and third party correspondence on open, unresolved enforcement activities involving the Patents, in each case as maintained in Cox’s files or in its possession on the Effective Date.

“Patents” means each of those patents and patent applications set forth in Exhibit 2 hereto, including, all divisions, continuations, continuations-in-part, reissues, renewals, and extensions thereof, any counterparts (foreign or otherwise) claiming priority therefrom, utility models, patents of importation/confirmation, and certificates of invention, filed or unfiled, and like statutory rights (other than design patents, registrable industrial designs and like rights involving trade identity).

“PTO” means the U.S. Patent and Trademark Office or other Foreign Patent Office.

“Recipient” has the meaning set forth in Section 7.1.

As used in this Agreement, except to the extent that the context otherwise requires:

(a) when a reference is made in this Agreement to a Section or Exhibit such reference is to a Section of, or Exhibit to this Agreement unless otherwise indicated;

(b) the headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” (or similar terms) are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(g) if any action is to be taken by any party hereto pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day immediately following such day; and

(h) references to a Person are also to its permitted successors and assigns.

SECTION 2

PURCHASE AND SALE

2.1  Purchase and Sale.  Subject to the terms and conditions of this Section 2, the Closing will take place at the offices of Eiseman Levine Lehrhaupt & Kakoyiannis, P.C., 805 Third Avenue, New York, New York, on February 28, 2013 at 10:00 a.m.  On the Closing Date, pursuant to the terms and subject to the conditions of this Agreement, Cox will sell, transfer, assign, convey and deliver to Network-1, and Network-1 will purchase from Cox good and valid title in and to all of Cox’s rights, title and interest in and to, free and clear of all liens, conveyances, mortgages, assignments or encumbrances of any kind (the "Encumbrances"):

(a) the Patents; and

(b) rights to all past, present and future claims of infringement of any of the Patents.

2.2  Purchase Price.  The aggregate purchase price for the Patents is equal to:

(a) One Million Dollars ($1,000,000), the “Cash Purchase Price”; and

(b) The number of shares of common stock of Network-1 (the “Common Stock”) determined by dividing $500,000 by the “Closing Price” of the Common Stock (“Stock Consideration”).  The Closing Price shall be determined by taking the average of the closing prices for the shares of Common Stock for the 30 trading days ending three trading days prior to Closing.  In no event will the number of shares of Common Stock exceed 500,000 shares of Common Stock (the shares of Common Stock issued to Cox pursuant to this Section 2.2(b) are hereinafter referred to as the “Shares”).

(c) In addition to the consideration in (a) and (b) above, at the Closing, Cox will be granted a right to receive a portion of future proceeds, if any, as designated below (the “Net Interest”) resulting from Network-1’s prosecution, development, licensing, sale and/or other disposition, and, if necessary, the enforcement (collectively, the “Licensing Activities”) of the Patents as described herein.

(d) In the event that the Licensing Activities result in net revenue to Network-1, in the form of royalties or equivalent payments, Cox will be entitled to receive an aggregate of 12.5% of the net revenue or equivalent payments (the “Net Proceeds”) after the deduction of all expenses paid to third parties by Network-1 incurred in connection with the Licensing Activities consisting of (i) legal fees (including contingency payments, if any) and  litigation related expenses, (ii) expert and consulting fees and expenses, (iii) engineering fees and expenses associated with reverse engineering potentially infringing products, (iv) travel and hotel expenses and directly related out-of-pocket expenses, (v) all fees and legal costs incurred by Network-1 in connection with activities before the U.S. Patent Office (or in any foreign office) that are directly related to the prosecution of any continuations or otherwise (including reissue or re-examination activities) relating to the Patents and (vi) all fees and expenses paid by Network-1 accordance with Section 2.3 hereof (collectively, the “Expenses”).  Expenses shall not include any overhead or any other costs related to Network-1’s operating business.  Where the Licensing Activities include in addition to the Patents, other patents or intellectual property of Network-1, the parties will each use their good faith efforts for a period of up to thirty (30) days, following collection of the net proceeds to attempt to agree upon the appropriate portion of the net proceeds equal to 12.5% of the Net Proceeds pertaining to the Patents, after deduction of Expenses that shall be payable to Cox, and if no such agreement is reached within such period, the parties shall engage the services of a mutually acceptable damages or licensing expert to determine the appropriate portion of the Net Proceeds equal to 12.5% of the Net Proceeds pertaining to the Patents, after deduction of Expenses, that shall be payable to Cox.  The costs of such expert shall be advanced by Network-1 and shall be included as Expenses and deducted from the Net Proceeds.

2.3  Payment of Pre-Approved Prosecution Fees and Expenses:  Network-1 shall also pay any fees and expenses incurred by Cox in connection with prosecution of the Patents between September 13, 2012 and the Closing, provided all such fees and expenses have been pre-approved in writing by Network-1, such approval not to be unreasonably withheld.

2.4  Taxes.  Each party shall be responsible for the payment of their own tax liability arising out of this Agreement.

2.5  Patent Documentation.  At the Closing, Cox shall provide to Network-1 the Patent Documentation.  Upon provision of the Patent Documentation to Network-1, Network-1 assumes all responsibility for the prosecution and payment of fees and all other such activities associated therewith. Network-1 shall prepare all paperwork that is necessary to perfect and record the assignments of Patents in the various jurisdictions, and Network-1 shall be responsible for all expenses, including recordation expenses, associated therewith.

2.6   Closing.  (a)  At the Closing, Cox shall deliver the following to Network-1;

(i) a certificate from Cox certifying that (1) all representations and warranties set forth in Section 4 hereof are true and correct as of the Closing, and (2) Cox has performed and complied with all covenants, agreements and obligations contained in this Agreement that are required to be performed and complied with by him on or prior to the Closing;

(ii) Consulting Agreement in the form of Exhibit 3, executed by Cox; and

(iii) Such additional documents or certifications as reasonably requested by Network-1 in order to vest good and valid title in and to all Cox’s right, title and interest in and to the Patents, free and clear of all Encumbrances.

(b) At the Closing, Network-1 shall deliver the following to Cox:

(i) the Cash Purchase Price;

(ii) a copy of the instruction in letter to Network-1’s transfer agent with respect to delivery of the Shares within 5 business days of the Closing; and

(iii) Consulting Agreement in the form of Exhibit 3, executed by Network-1.

2.7  Technical Assistance.  Technical assistance shall be provided by Cox to Network-1 pursuant to the Consulting Agreement specified in Exhibit 3 of this Agreement.

2.8  Broker Fees.  At or prior to the Closing, Cox may designate a portion of the Cash Purchase Price and/or Shares to be paid and/or issued directly by Network-1 to Intangible Edge, LLC.  ("Intangible Edge") to satisfy broker fees due Intangible Edge by Cox in connection with the transactions contemplated by this Agreement.  In the event Cox elects to designate that a portion of the Shares be issued to Intangible Edge pursuant to this Section 2.8, Intangible Edge shall sign a certificate at the Closing consistent with the representations and warranties set forth in Sections 4.6 and 4.7 hereof.

SECTION 3

LICENSES AND RELEASES

3.1  License to Patents.

(a) At the Closing, Network-1 hereby grants to Cox a fully-paid, royalty-free, nonexclusive, worldwide, irrevocable license under the Patents without the right to sublicense (except as otherwise provided herein) to make, have made, use, sell, offer for sale, import, lease or otherwise dispose of products and services.  The License shall only apply to products manufactured by Cox and sold under Cox’s trademarks and brands. The License shall be non-exclusive, non-sublicensable, nonassignable and nontransferable, however, to the extent that an Affiliate or Cox is sold or transferred, Cox may transfer to any of his Affiliates the License within the field of use involving works comprising text (but not video or audio).  Network-1 further hereby grants to Cox the right to grant sublicenses under the Patents to:

(i) Affiliates of Cox, to dispose of products and services under the Affiliates trademarks and brands, without the right to grant further sublicenses; and

(ii) third party transferees in connection with Cox’s right to divide its license and rights in accordance with, and subject to, Section 3.1(b) of this Agreement.

(b) The license and rights granted to Cox in accordance with Section 3.1(a) are transferable and/or divisible by Cox in connection with the sale or transfer of one or more of his Affiliate’s businesses or product lines making or selling products that are covered under such licenses; provided, however, such transferred and/or divided license and rights shall be limited to the operation of the business or product line as sold or transferred by Cox, or improvements thereon.  For purposes of this Section 3.1, all references to Cox shall include all Affiliates of Cox.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF COX

Cox represents and warrants to Network-1 as follows:

4.1   Authority.  Cox has authority to enter into and perform this Agreement.

4.2  No Conflict.  The execution, delivery and performance by Cox of this Agreement and the Conveyance Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument (including those contracts or other instruments related to the Patents) of any kind to which Cox is now a party or by which Cox may be bound or affected; or (b) violate any Order applicable to Cox or the Patents.

4.3  Ownership of Patents.  Cox owns all rights, title and interest in and to the Patents, free and clear of all Encumbrances.

4.4  Litigation.  There is no Action or Proceeding pending or, to the Knowledge of Cox, no Action or Proceeding has been threatened in writing against Cox which relates to the Patents and which could have a material adverse effect on the economic value of any of the Patents as reflected by an adverse impact on potential Net Proceeds; and there is no Order to which Cox is subject which relates to any of the Patents.

4.5  Enforcement.  To Cox’s Knowledge, Cox has committed no act which has given or could reasonably be expected to give rise to any statutory bar preventing the enforcement of any of the Patents.  To Cox’s Knowledge, Cox has complied with the PTO duty of candor and good faith in dealing with the PTO, including the duty to disclose to the PTO all information known to be material to the patentability of each of the United States Patent applications.

4.6  Investment Intent.  Cox is acquiring the Shares (as set forth in Section 2.2(b) hereof) for his own account for investment and not with a view to, or for sale in connection with any public distribution thereof in violation of the Securities Act of 1933, as amended.  Cox understands that none of the Shares have been registered for sale under the Securities Act or qualified under applicable state securities laws and that the Shares, are being offered and tendered pursuant to one or more exemptions.  Cox understands that he must bear the economic risk of an investment in the Shares for an indefinite period of time, as the Shares, cannot be sold unless subsequently registered under the Securities Act and qualified under state securities laws, unless an exemption from such registration and qualified is available.

4.7  Transfer of Shares.  Cox will not sell or otherwise dispose of any of the Shares, unless (a) a registration statement with respect thereto has become effective under the Securities Act and the Shares have been qualified under applicable state securities laws or (b) there is presented to Network-1 notice of the proposed transfer and, if it so requests, a legal opinion reasonably satisfactory to Network-1 that such registration and qualification is not required; provided, however, that no such registration or qualification or opinion of counsel shall be necessary for a transfer by Cox (i) to any entity controlled by , or under common control with,

Cox, or (ii) by operation of law, provided the transferee agrees in writing to be subject to the terms hereof to the same extent as Cox.  Cox consents that the transfer agent of Network-1 may be instructed not to transfer any Shares, unless it receives satisfactory evidence of compliance with the foregoing provisions, and that there may be endorsed upon any certificate (or other instrument) representing such securities (and any certificates issued in substitution therefor) a standard legend calling attention to the foregoing restrictions or transferability of the Shares.

4.8  Applicable Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by Cox directly with Network-1 or its Affiliates and their respective representatives without the intervention of any Person on behalf of Cox in such manner as to give rise to any valid claim by any Person against Cox or Network-1 for a finder’s fee, brokerage commission or similar payment, except for the brokerage commission payable to Intangible Edge by Cox pursuant to Section 2.8 hereof.

4.9  Disclosure.  To Cox’s Knowledge, all material facts relating to the Patents have been disclosed to Network-1 in connection with this Agreement.

SECTION 5

REPRESENTATIONS AND WARRANTIES OF NETWORK-1

Network-1 represents and warrants to Cox as follows:

5.1  Organization, Power, Standing and Qualification.  Network-1 is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Network-1 has all requisite corporate power and authority to enter into and perform this Agreement.

5.2  Due Authorization.  The execution and delivery by Network-1 of this Agreement and the Conveyance Documents, the performance by it of its obligations hereunder and thereunder, and the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Network-1.  This Agreement has been, and the Conveyance Documents upon their execution shall be, duly executed and delivered by Network-1 and are a valid and binding obligation of Network-1 enforceable in accordance with their terms, except as such enforcement may be limited by (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

5.3  No Conflict.  The execution, delivery and performance by Network-1 of this Agreement and the Conveyance Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of Network-1; (b) result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination, modification or cancellation of, or the loss of a benefit under or accelerate the performance required by, or result in a right of termination, modification, cancellation or acceleration under the terms, conditions or provisions of any contract or other instrument of any kind to which Network-1 is now a party or by which Network-1 may be bound or affected; or (c) violate any Order applicable to Network-1.

5.4  Brokers.  All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by or on behalf of Network-1 directly with Cox or its representatives without the intervention of any Person on behalf of Network-1 in such manner as to give rise to any valid claim by any Person against Cox for a finder’s fee, brokerage commission or similar payment except for the brokerage commission payable to Intangible Edge pursuant to Section 2.8.

SECTION 6

COVENANTS

Subsequent to the execution of this Agreement, Cox shall take no action to impair the value of the Patents or Network-1’s Licensing Activities, including but not limited to properly prosecuting the patents before the U.S. Patent Office.  In the event that any Patent becomes subject to reexamination prior to the Closing, Cox shall promptly notify Network-1 and cooperate in formulating a proper response.

SECTION 7

CONFIDENTIALITY

7.1  Each party (the “Recipient”) acknowledges that it may, in the course of performing his or its responsibilities under this Agreement, be exposed to or acquire Confidential Information of the other party (the “Discloser”).  Except as required by Law, including the rules and regulations of the U.S. securities laws, and to the extent otherwise provided herein, Recipient agrees to hold the Confidential Information in strict confidence and not to copy, reproduce, sell, assign, license, market, transfer or otherwise dispose of, give or disclose such information to third parties or to use such information for any purposes whatsoever other than the performance of this Agreement.

7.2  If Recipient is requested to disclose all or any part of any Confidential Information under a subpoena, or inquiry issued by a court of competent jurisdiction, law enforcement entity or by a judicial or administrative agency or legislative body or committee (“Legal Authority”), Recipient shall (a) to the extent permitted by such Legal Authority, promptly notify Discloser of the existence, terms and circumstances surrounding such request; (b) to the extent permitted by such Legal Authority, consult with Discloser on the advisability of taking legally available steps to resist or narrow such request and reasonably cooperate with Discloser on any such steps it reasonably considers advisable; and (c) if disclosure of the Confidential Information is required or deemed advisable, at Discloser’s request and cost, exercise its commercially reasonable efforts to obtain an order, stipulation or other reliable assurance acceptable to Discloser that confidential treatment shall be accorded to such portion of the Confidential Information to be disclosed. Discloser shall reimburse Recipient for reasonable legal fees and expenses incurred in Recipient’s effort to comply with this provision. The parties agree that disclosure in accordance with this Section 7.2 does not, by itself, invoke or otherwise give rise to the exclusions of Section 7.3 or any other exceptions to the use and handling of Confidential Information.

7.3  Notwithstanding the definition of such term as set forth in Section 1.1, Confidential Information shall not include information that is:

(a) in or becomes part of the public domain other than by disclosure by Recipient in violation of this Agreement or a third party in violation of a duty of confidentiality;

(b) demonstrably known to Recipient previously, without a duty of confidentiality;

(c) independently developed by Recipient outside of this Agreement without reference to or use of the other party’s Confidential Information; or

(d) disclosed by Network-1 pursuant to Section 7.4 hereof; or

(e) rightfully obtained by Recipient from third parties without a known duty of confidentiality.

7.4  Network-1 Disclosure Obligations.  Cox agrees and acknowledges that Network-1, as a public company, has disclosure obligations under the U.S. securities laws.  Accordingly, Network-1 may elect to disclose this Agreement and any of its terms either in a press release, a filing with the Securities and Exchange Commission and/or otherwise to meet its responsibilities and obligations as a public company.

7.5  Injunctive Relief.  It is understood and agreed that in the event of a breach of this Section 7 damages may not be an adequate remedy and the non-breaching party shall be entitled to apply for injunctive relief to restrain any such breach, threatened or actual.

7.6  Common Interest Disclosures.  The parties agree that they may disclose Confidential Information in furtherance of their common legal interest. Such Confidential Information may be subject to the attorney-client privilege, work product doctrine or other applicable privilege. The parties understand and agree that it is their desire, intention and mutual understanding that the sharing of such Confidential Information is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-

client privilege, work product doctrine or other applicable privilege. All Confidential Information provided by a party that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this Agreement, and under the common interest doctrine. Nothing in this Section 7.6 shall be interpreted to mean that a party hereto would be prevented from using Confidential Information in a legal proceeding against the other party hereto based upon a dispute arising out of this Agreement; provided that the other party has been notified in advance of such use or disclosure and been afforded sufficient opportunity to seek and obtain confidential treatment by the court or other entity having jurisdiction over the matter at hand.

SECTION 8

INDEMNIFICATION

8.1  Indemnification.  Subject to the limitations contained in this Section 8, each party agrees to, at its sole cost and expense, indemnify, defend and hold harmless the other party and each of its Affiliates and its and their respective directors, officers, partners, employees, representatives, successors and assigns from and against any and all losses, liabilities, expenses (including reasonable fees and disbursements of counsel and reasonable expenses of investigation and defense), claims (including third party claims), liens, encumbrances and other obligations of any nature whatsoever (hereinafter individually, a “Loss” and collectively, “Losses”) which, directly or indirectly, arise out of or result from any breach of any representation and warranty, or any breach of any covenant or agreement, of such party contained in this Agreement, the Conveyance Documents or any agreement or document delivered pursuant hereto or thereto.

8.2  Method of Asserting Claims.  The party making a claim under this Section 8 is referred to as the “Indemnified Party” and the party against whom such claims are asserted under this Section 8 is referred to as the “Indemnifying Party”.  All claims by any Indemnified Party under this Section 8 shall be asserted and resolved as follows:

(a) In the event any Indemnified Party shall have a claim against any Indemnifying Party hereunder, including a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall send a “Claim Notice” with respect to such claim to the Indemnifying Party.

(b) After delivery of a Claim Notice, so long as any right to indemnification exists pursuant to this Section 8, the affected parties each agree to retain all books, records and other documentation related to such Claim Notice. In each instance, the Indemnified Party shall have the right to be kept fully informed by the Indemnifying Party and its legal counsel with respect to any legal proceedings. Any Confidential Information, except as may be required by applicable Law, shall not be disclosed to any third Person (except for the representatives of the party being provided with the information, in which event the party being provided with the information shall request its representatives not to disclose any such information which it otherwise required hereunder to be kept confidential).

(c) The Indemnified Party shall take all reasonable steps to mitigate all indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses and damages that are indemnifiable hereunder. No party shall be entitled to indemnification to the extent of any insurance or tax benefits resulting from or which may be claimed as a result of the facts and circumstances relating to any indemnifiable claim. If any Losses are covered by insurance, the Indemnified Party shall use commercially reasonable efforts to recover the amount of such Losses from the insurer of such insurance which recovery shall reduce the amount of Losses hereunder.

(d) To the extent that either party discharges any claim for indemnification hereunder, subject to an insurance carrier’s right of subrogation, such party shall be subrogated to all rights of the other against third parties.

8.3  Liability Limits.

(a) Notwithstanding anything to the contrary set forth herein, the maximum aggregate indemnification liability of Cox under Section 8.1 hereof for any inaccuracy in or breach of any representation warranty, covenant or agreement of Cox contained in this Agreement shall not exceed $1,500,000 (the Cash Purchase Price plus the value of the Shares delivered at Closing) except for such indemnification claims for breach of Section 4.4 hereof or claims based upon fraud.

(b) Prior to the Closing, Cox shall have no liability to Network-1 for indemnification under Section 8.1 hereof except for such indemnification claims for breach of Section 4.4 hereof or claims based upon fraud.

(c) Following the Closing, Cox shall have no liability to Network-1 for indemnification under Section 8.1 hereof with respect to breach of the representation and warranty set forth in Section 4.3 hereof except if Cox, on or before the Closing, has knowledge of information which is in conflict or inconsistent with the representation and warranty in Section 4.3 and Cox withheld such information from Network-1 prior to the Closing.

SECTION 9

WARRANTY DISCLAIMERS AND LIMITATION OF LIABILITY

9.1  IN NO EVENT SHALL COX OR NETWORK-1 BE LIABLE TO EACH OTHER, WHETHER IN CONTRACT, TORT, UNDER ANY WARRANTY OR ANY OTHER THEORY OF LIABILITY, FOR ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST BUSINESS OR PROFITS, IN CONNECTION WITH ANY CLAIMS, LOSSES, DAMAGES, OR INJURIES ARISING OUT OF THE CONDUCT OF SUCH PARTY PURSUANT TO THIS AGREEMENT, THE CONVEYANCE DOCUMENTS OR ANY AGREEMENTS OR DOCUMENTS DELIVERED PURSUANT HERETO OR THERETO.

9.2  Except as specifically set forth in Section 4 of this Agreement, nothing within this Agreement, the Conveyance Documents or any agreements or documents delivered pursuant hereto or thereto, shall be construed as (a) a warranty or representation by Cox as to the validity, scope and/or enforceability of any patent or patent application of the Patents; (b) a warranty or representation by Cox that the practice of any patent or patent application of the Patents does not or will not infringe any third party patent or other intellectual property right; (c) conferring any license or any other right, by implication, estoppel or otherwise, under any patent application, patent right, or other intellectual property right, except as expressly granted herein; (d) imposing on Cox any obligation to institute any suit or action for infringement of any intellectual property of Cox, or to defend any suit or action brought by a third party that challenges or concerns the validity of any intellectual property of Cox; (e) imposing on either party any obligation to file any patent application or secure any patent or maintain in force any patent except as provided in Sections 2.5 and 6.3 hereof; or (f) conferring any license or right with respect to any trademark, trade or brand name, a corporate name of either party or any of their respective Affiliates or Subsidiaries, or any other name or mark, or contraction, abbreviation or simulation thereof.

9.3  The representations and warranties set forth in Section 4 of this Agreement are the only representations and warranties made by Cox with respect to the Patents. Except as specifically set forth herein, Cox is selling the Patents to Network-1 “as is”. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 4 OF THIS AGREEMENT, COX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER RELATING TO THE PATENTS, ANY PAST, PRESENT, OR FUTURE CLAIMS OF INFRINGEMENT, OR THE PATENT DOCUMENTATION, INCLUDING THE CONDITION OF THE FOREGOING, THE MERCHANTABILITY OR THE FITNESS FOR ANY PARTICULAR PURPOSE. COX MAKES NO WARRANTY AS TO THE ACCURACY, SUFFICIENCY, OR SUITABILITY FOR USE OF ANY PORTION OR ALL OF THE PATENTS OR FOR THE DESIGN, DEVELOPMENT OR MANUFACTURE OF ANY PRODUCT OR THE PROVISION OF ANY SERVICE, AND ASSUMES NO RESPONSIBILITY. EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 5 OF THIS AGREEMENT, NETWORK-1 MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WHATSOEVER.

9.4  NETWORK-1 MAKES NO REPRESENTATIONS OR WARRANTIES AS TO THE SUCCESS OF ITS LICENSING ACTIVITIES CONDUCTED PURSUANT TO THIS AGREEMENT. WITHOUT LIMITATION OF THE FOREGOING, NETWORK-1 MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER AS TO THE AMOUNT OF NET PROCEEDS THAT WILL BE GENERATED AND/OR IF ANY NET PROCEEDS WILL BE GENERATED AND DISCLAIMS ANY AND ALL LIABILITY IF LITTLE OR NO NET PROCEEDS ARE IS GENERATED.

SECTION 10

GENERAL

10.1  Notices.  All notices, requests and other communications under this Agreement must be in writing and will be deemed to have been duly given upon receipt to the parties at the following addresses, facsimiles or e-mail (or at such other address, facsimile or e-mail for a party as shall be specified by the notice):

If to Cox:

Ingemar J. Cox 7 The Gallery 38 Ludgate Hill London EC4M 7DE UK
e-mail: ingemar@ieee.org

and a copy to
Ingemar J. Cox
Nikolajgade 20, 4 sal
Copenhagen 1068
Denmark

With a copy (which shall not constitute notice) to:

Charles R. Macedo, Esq.
Amster, Rothstein & Ebenstein LLP
90 Park Avenue
New York, NY 10016
cmacedo@arelaw.com
Cox@arelaw.com
Facsimile:  212 336 8001

If to Network-1:

Network-1 Security Solutions, Inc.
445 Park Avenue, Suite 1020
New York, New York 10012
Attention: Corey Horowitz, CEO
Facsimile: (212) 829-5771

With a copy (which shall not constitute notice) to:

Eiseman Levine Lehrhaupt & Kakoyiannis, P.C.
805 Third Avenue
New York, New York 10022
Attention: Sam Schwartz, Esq.
Facsimile: (212) 355-4608

10.2  Entire Agreement.  This Agreement, the Conveyance Documents and the exhibits hereto and thereto supersede all prior and contemporaneous discussions and agreements, both written and oral, between the parties with respect to the subject matter of this Agreement (including, without limitation, the Patent Purchase Agreement, dated September 13, 2012, between the parties which shall be deemed null and void with no further force or effect upon the Closing Date) and constitute the sole and entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement.

10.3  Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

10.4  Amendment.  This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party to this Agreement.

10.5  No Third-Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person other than each parties Affiliates as specifically provided in this Agreement and the Indemnified Parties.

10.6  Assignment: Binding Effect.  Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement by operation of

Law or otherwise without the prior written consent of the other party to this Agreement and any attempt to do so will be null and void except (i) Network-1 may assign this Agreement, without the consent of Cox, to any Affiliate or in connection with a merger, acquisition, reorganization, or sale of substantially all of its assets and (ii) Cox may assign his Net Interest (his right to receive a portion of the Net Proceeds as set forth in Section 2.2 hereof), without the consent of Network-1, to an Affiliate or his heirs for estate planning purposes.

10.7  Consent to Jurisdiction and Service of Process.  Each party hereby irrevocably submits to the exclusive jurisdiction of any federal or state court located in the State of New York in respect of any action, suit or proceeding arising in connection with this Agreement, the Conveyance Documents and the transactions contemplated hereby and thereby, and agrees that any such action, suit or proceeding shall be brought only in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.7 and shall not be deemed to be a general submission to the jurisdiction of said courts or in the State of New York other than for such purpose.  Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement or the Conveyance Documents by complying with the provisions of Section 10.1 hereof. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction.  The parties hereby waive all claims of error by reason of such service. Nothing herein shall affect the right of any party to service process in any other manner permitted by Law or to commence legal proceedings or otherwise proceed against the other in any other jurisdiction to enforce judgments or rulings of the aforementioned courts.

10.8  Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, to the extent that irreparable damage may occur and no adequate remedy at law exists, then the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at Law or equity.

10.9  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard for the conflicts of laws principles thereof.

10.10  Severability.  If any one or more of the provisions of this Agreement is or are for any reason held to be invalid, illegal or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement will be unimpaired and will remain in full force and effect, and the invalid, illegal or unenforceable provision will be replaced by a valid, legal and enforceable provision that comes closest to the intent of the parties underlying the invalid, illegal or unenforceable provision.

10.11  Survival.  The representations and warranties of Cox contained in this Agreement, the Conveyance Documents or any agreement or document delivered pursuant hereto or thereto shall survive the Effective Date for a period of twenty-four (24) months, and thereafter be of no force or effect; The representations and warranties of Network-1 contained in this Agreement, the Conveyance Documents or any agreement or document delivered pursuant hereto or thereto shall survive the Effective Date for a period of twenty-four (24) months, and thereafter be of no force or effect.

10.12  Further Assurances.  At any time and from time to time after the Closing Date at the request of Network-1, and without further consideration, Cox will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Network-1 may reasonably deem necessary or desirable in order to transfer, convey and assign more effectively to Network-1.

10.13  Independent Parties.  This Agreement is not intended to and shall not create any partnership, joint venture or agency relationship between either party.

10.14  Precedence.  If any of the terms or conditions of this Agreement conflict with any of the terms or conditions of any exhibit or schedule, the terms or conditions, as applicable, of this Agreement shall control over such exhibit or schedule.

10.15  Counterparts; Facsimile Signature; PDF.  This Agreement may be executed in any number of counterparts, which together shall be deemed one original, and delivery of copies of or facsimile or e-mail pdf signatures shall be deemed of equal force as delivery of original signatures.

10.16  Waiver of Conflicts.   The Parties hereto understand and recognize that the law firm of Amster, Rothstein & Ebenstein LLP (“AR&E”) represents Cox in connection with this Agreement.  Both Cox and Network-1 acknowledge and recognize that AR&E also represents Network-1 in connection with other matters unrelated to this Agreement.  Both Cox and Network-1 agree that AR&E may represent Network-1 in the continued prosecution and enforcement of the Patents after Closing. Both Cox and Network-1 knowingly waive any conflict of interest created by such representations.  Both Cox and Network-1 hereby acknowledges that AR&E has informed them of the possibility of potential conflicts of interest that may arise from its representation of Network-1 and Cox.  Both Cox and Network-1 hereby agrees to waive any and all potential conflicts of interest that might arise with respect to Cox as a result of this representation, provided that this waiver does not extend to AR&E's inappropriate use or disclosure of confidential information of either Cox or Network-1 obtained by AR&E in connection with the work performed.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[PATENT PURCHASE AGREEMENT SIGNATURE PAGE]

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Agreement as of the date written above.

NETWORK-1 SECURITY SOLUTIONS, INC.	DR. INGEMAR J. COX

By: /s/ Corey M. Horowitz	/s/ Dr. Ingemar Cox
Name: Corey M. Horowitz	Name: Dr. Ingemar Cox
Title: Chairman and Chief Executive Officer

Exhibit 1

Form of Recordable Patent Assignment

For good and valuable consideration, the receipt of which is hereby acknowledged, and subject to the terms and conditions set forth in the Patent Purchase Agreement (the “Patent Purchase Agreement”) between the ASSIGNOR and ASSIGNEE (each as defined below) with an effective date of February 28, 2013 and further subject to the Quit Claim Agreement entered into by and between Dr. Ingemar J. Cox, and NEC Corporation, with an effective date as of February 14, 2013,  Dr. Ingemar J. Cox, resident of UK residing at 7 The Gallery, 38 Ludgate Hill, London, EC4M 7DE, England, (“ASSIGNOR”), hereby grants and assigns to Network-1 Security Solutions, Inc., (“ASSIGNEE”), having a place of business at 445 Park Avenue, Suite 1020, New York, New York 10022, all right, title and interest in and to the United States Letters Patent identified in Exhibit 2 attached hereto, (collectively, “PATENTS”), to have and to hold the same, unto ASSIGNEE for its own use and enjoyment and for the use and enjoyment of its successors and assigns, including the sole right to sue and collect damages under such Assigned Patents, for the full term or terms of all such PATENTS.

IN WITNESS WHEREOF, ASSIGNOR has caused this Patent Assignment to be duly signed on its behalf.

Signature: Dr. Igemar J. Cox	Date:

Exhibit 2

The Patents

Patent No.	Title	Issue Date
US Patent #7,058,223	IDENTIFYING WORKS FOR INITIATING A WORK-BASED ACTION, SUCH AS AN ACTION ON THE INTERNET	June 6, 2006
US Patent #8,010,988	USING FEATURES EXTRACTED FROM AN AUDIO AND/OR VIDEO WORK TO OBTAIN INFORMATION ABOUT THE WORK	August 30, 2011
US Patent #8,020,187	IDENTIFYING WORKS, USING A SUB LINEAR TIME SEARCH OR A NON EXHAUSTIVE SEARCH, FOR INITIATING A WORK-BASED ACTION, SUCH AS AN ACTION ON THE INTERNET	September 13, 2011

US Patent #8,205,237	IDENTIFYING WORKS, USING A SUB-LINEAR TIME SEARCH, SUCH AS AN APPROXIMATE NEAREST NEIGHBOR SEARCH, FOR INITIATING A WORK-BASED ACTION, SUCH AS AN ACTION ON THE INTERNET	June 19, 2012

Exhibit 2 (continued)
Patent App. No.	Title	Publication No. & Date
US Pat. App. No. 13/338,079	METHOD FOR USING EXTRACTED FEATURES FROM AN ELECTRONIC WORK	N/A

Provisional App. No.	Title	Filing Date
US Provisional App. No. 60/232,618	IDENTIFYING AND LINKING TELEVISION AUDIO, PRINT AND OTHER MEDIA TO THE INTERENT	September 14, 2000

Exhibit 3

Consulting Agreement

This Consulting Agreement (“Agreement”), effective as of ___________, 2013 (“Effective Date”) by and between Network-1 Security Solutions, Inc., a Delaware corporation having a place of business at 445 Park Avenue, Suite 1020, New York, New York 10022 (“Company”) and Ingemar Cox, resident of the UK residing at  7 The Gallery, 38 Ludgate Hill, London, EC4M 7DE, England,  (“Consultant”).

Simultaneously with the execution of this Consulting Agreement, the Company has consummated the closing under a certain Patent Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company has acquired certain patents (the “Patents”) owned by Consultant.  In accordance with the Purchase Agreement, Consultant is obligated to enter into this Agreement to provide consulting services and technical assistance with respect to the Patents and Consultant agrees to provide such services to the Company, subject to the following terms and conditions.

1.	Term.

The term of this Agreement shall be from the date hereof until six (6) years after the expiration of the last to expire Patent or the completion of any then pending enforcement action related to the Patents, whichever is later.

2.	Services.

Consultant shall perform, if requested by the Company, up to fifteen (15) hours of work each month (the “Monthly Minimum”) solely in response to requests for specific tasks by Company.  For work in excess of the Monthly Minimum, Consultant will be compensated at a rate of $250 per hour for his services pursuant to this Agreement.  Should Consultant forecast that meeting any individual request will require more than 10 hours of work in addition to the Monthly Minimum, Consultant will notify Company and obtain written approval from the Company before commencing such work.

3.	Expenses.

Consultant will also be reimbursed for expenses incurred with respect to services rendered pursuant to this Agreement, provided appropriate receipts are presented to the Company.  Any such expenses in excess of $500 shall be subject to the prior written approval of the Company.

4.	Invoices.

Consultant will submit a monthly invoice to the Company for services rendered (detailing hours and work performed) and expenses incurred payable within 30 days.

5.	Retainer.

Consultant may, at his discretion, invoice an initial retainer for services of $1,000 to be credited against the hourly charges (in excess of the Monthly Minimum) set forth in paragraph 2.  In the event there is an unused portion of the retainer at the time of expiration or termination of this Agreement, the balance shall be returned to the Company.

6.	Confidential Information.

(a)           Company Information.  Consultant agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation, without the written authorization of the Chairman and Chief Executive Officer of the Company or its Board of Directors, any trade secrets, confidential knowledge, data or other proprietary information of the Company. By way of illustration and not limitation, such proprietary information shall include information relating to the Company’s patents, patent acquisition strategy, litigation strategy, licensing strategy and plans, proposed licensing terms, documents produced by opposing parties during the course of litigation, business plans and strategies.  Proprietary and confidential information of the Company shall not include (a) information which is or becomes generally available to the public other than as a result of a disclosure by Consultant; (b) information which Consultant reasonably can demonstrate was known to him on a non-confidential basis prior to its disclosure to him by the Company; or (c) information which becomes available to Consultant on a non-confidential basis from a source other than the Company or its agents or representatives, provided that such source is not subject to any prohibition against transmitting such information.

(b)           Former Employer Information.  Consultant agrees that he will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of his former or current employers if any, or companies that Consultant has provided consulting services to.

(c)           Third Party Information.  Consultant recognizes that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and, in some cases, to use it only for certain limited purposes. Consultant agrees that he owes the Company and such third parties, both during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation (except in a manner that is consistent with the Company’s agreement with the third party) or use it for the benefit of anyone other than the Company or such third party (consistent with the Company’s agreement with the third party), unless expressly authorized to act otherwise by an executive officer of the Company.

7.	No Conflicting Obligations.

Consultant represents and warrants to the Company that his performance of all the terms of this Agreement and as a consultant of the Company does not and will not breach or conflict with any agreement or arrangement, either present or in the future, that he has with any other party.  Consultant has not entered into, and Consultant agrees he will not enter into, any agreement either written or oral in conflict herewith.

8.	Return of Company Documents.

At the end of the term of this Agreement, Consultant will deliver to the Company (and will not keep in his possession, recreate or deliver to anyone else) any and all records, data, notes, reports, proposals, lists, correspondence, materials, equipment, other documents or property, together with all copies thereof (in whatever medium recorded) pertaining to the Company and the consulting services rendered pursuant to this Agreement.

9.	Legal and Equitable Remedies.

Because Consultant’s services to the Company pursuant to the Agreement are personal and unique and because Consultant may have access to and become acquainted with confidential and proprietary information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

10.	Severability.

If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect.

11.	Law; Jurisdiction.

This Agreement shall be executed and performed within, governed by and construed in accordance with the laws of the State of New York, excluding its choice of law provisions.  The parties expressly consent to the personal jurisdiction of the state and federal courts located in New York, New York.

12.	Assignment.

Consultant acknowledges and agrees that this Agreement is a contract for Consultant’s personal services and that Consultant may not assign this Agreement without the express prior written approval of Company.

13.	Entire Agreement.

This Agreement shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior agreements or understandings (whether written or oral) relating to the subject matter hereof.  No change or amendment to this Agreement shall be binding unless in writing and signed by both parties.

14.	Counterparts; Facsimile Signature; PDF.

This Agreement may be executed in any number of counterparts, which together shall be deemed one original, and delivery of copies of or facsimile or e-mail pdf signatures shall be deemed of equal force as delivery of original signatures.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, in duplicate, to be effective as of the date first written above.

Consultant:	Company:

Network-1 Security Solutions, Inc.

By:
Ingemar Cox	Corey M. Horowitz, Chairman and
Chief Executive Officer

Date: __________, 2013	Date: __________, 2013